Exhibit 10.P.5

August 17, 2004

Richard A. Ross

Scottsdale

It is my pleasure to confirm your promotion to SVP-Chief Financial Officer & Treasurer, effective August 16, 2004.

•	Your title and grade will be SVP-Chief Financial Officer & Treasurer, Grade I.

•	Your monthly salary will be $16,666.67, which if annualized equals $200,000, an increase of 2.56%.

•	You are eligible to participate in the Annual Bonus Plan. Your range of bonus opportunities under this plan is from 0% to 200% of your base salary with a midpoint of 100%. The Plan has been specifically designed to be discretionary in nature.

•	You are eligible to participate in the following three executive benefits programs:

•	Financial Counseling

The Company will reimburse you up to $8,000 each calendar year for costs incurred by you in connection with financial counseling for yourself and/or your spouse. The advice is to be provided by a licensed financial advisor of your choosing. This service includes but is not restricted to tax preparation.

•	Exec-U-Care Medical Reimbursement Program

The Exec-U-Care program is used to pay for medical, dental or vision services not covered by The FINOVA Group plans up to a total of $5,000 each calendar year. Co-payments, deductibles and any out of pocket costs associated with dental and doctor’s visits are covered benefits under this program.

To be eligible for this plan, I will provide you with an enrollment form which you must complete and return to me. Coverage does not commence until you have received confirmation of acceptance. Some exclusions and limitations apply, which will be listed when you receive your enrollment form.

•	Executive Physical

The Company will reimburse you up to $3,200 for one executive physical each year. This can be arranged either through your primary care physician or at a medical facility of your choosing. Typically these types of physicals include: a comprehensive physical exam, associated laboratory work as authorized by the examining physician, audiogram, glaucoma screening, resting electrocardiogram, chest x-ray, treadmill stress test and associated laboratory work, as applicable.

•	Nothing in this letter is intended nor should not be construed as a contract guaranteeing employment for any specific duration or on specific terms, but rather serves as an outline of employment terms.

If you have any questions, please call me at 480-636-6675.

Sincerely,

/s/ Susan DeFelice
Susan DeFelice
Director HR & Benefits